EXHIBIT 99

[JAMES MONROE BANCORP, INC. LOGO OMITTED]
3033 Wilson Blvd.
Arlington, VA   22201

                     FOR IMMEDIATE RELEASE: JANUARY 20, 2004

        James Monroe Bancorp, Inc. Reports 68% Earnings Increase for 2003

ARLINGTON, VA, (BUSINESS WIRE)--January 20, 2004.--James Monroe Bancorp, Inc. (Nasdaq: JMBI - news) today announced significant earnings and asset growth for the year ended December 31, 2003.

For the year ended December 31, 2003, James Monroe Bancorp, Inc. reported earnings of $2,601,000, an increase of 68% over the previous year's earnings of $1,553,000. Earnings per share for 2003 were $1.02, an increase of 42% from the $.72 earned in 2002. Return on average assets was .97% for 2003 compared to .88% for 2002. Return on average equity was 11.94% for 2003 compared to 10.15% for 2002. It was noted that the Company completed two capital raising efforts during 2003, raising $4 million through a trust preferred offering in the third quarter of 2003, and raising $13.8 million through the sale of 600,000 shares of common stock at $23 per share in November.

At December 31, 2003, total assets were $305,755,000 and total deposits were $255,116,000, up 28% and 19% respectively over the previous year. Loans at December 31, 2003 were $169,047,000, an increase of 39.7% over the previous year.

James Monroe Bancorp, Inc. earned $792,000, or $.29 per share in the fourth quarter of 2003 compared to $661,000 or $.29 per share in earnings for the fourth quarter of 2002. The Company increased average shares outstanding by 428,000 shares in fourth quarter 2003, compared to fourth quarter 2002, as a result of the equity offering completed in November 2003. In addition, earnings per share for 2002 have been adjusted for the 5-for-4 stock split paid in the second quarter of 2003.

John Maxwell, President and CEO, stated, "We are extremely pleased to report these strong results to our shareholders. We are proud of our success in a market characterized by increasing competition." Mr. Maxwell added, "Our challenge in 2003 was to add experienced lenders to increase our loan growth, improving our loan to deposit ratio. In the third and fourth quarter we were successful in hiring five experienced Northern Virginia lenders, strengthening our lending team for 2004."

Mr. Maxwell also reported that James Monroe Bank has filed an application with appropriate banking regulators for approval to open the Bank's fifth branch (sixth banking location) in 2004. Upon approval, the Bank expects to open the Chantilly Branch in May at 3914 Centreville Road, Chantilly, Virginia. This branch will be in the heart of the growing western Fairfax County market.

David Pijor, Chairman of James Monroe Bancorp, Inc., also stated "The response to our recent equity offering, which raised $13.8 million in new equity capital, was gratifying and indicative of the confidence we are building in the communities we serve. This capital, along with the $4 million in trust preferred proceeds raised in the third quarter, will provide sufficient capital to support current and future growth. Since opening the bank in 1998, our financial strategy has been to maintain a balance of growth and profitability. This approach continues to improve shareholder value in James Monroe Bancorp."

James Monroe Bank is a full-service community bank and a wholly owned subsidiary of James Monroe Bancorp, Inc. The Bank has locations in Arlington, Annandale, Leesburg (2), and Fairfax City. The Company's common stock is traded on the Nasdaq Small Cap Market under the symbol JMBI.

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Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, including the effect changes in economic conditions may have on overall loan quality, changes in net interest margin due to changes in interest rates, possible loss of key personnel, need for additional capital should James Monroe experience faster than anticipated growth, factors which could affect James Monroe's ability to implement its strategy, changes in regulations and governmental policies, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results of operations do not necessarily indicate future results.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income. This is a financial measure not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under generally accepted accounting principles, or "GAAP".


James Monroe Bancorp's news releases are available on our website at www.jamesmonroebank.com.

Contact: John R. Maxwell, President & CEO
          Richard I. Linhart, Executive Vice President & COO
Phone:   (703)524-8100.

SOURCE: James Monroe Bancorp, Inc.

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

                                       Financial Highlights
                                       --------------------
                                    James Monroe Bancorp, Inc.

                                                   (Unaudited)            (Audited)
                                                  December 31,          December 31,          %
($ in thousands)                                      2003                  2002            Change
                                                ------------------    ------------------    -------
Assets
Cash and due from banks                         $     12,012          $     11,051            8.7%
Federal funds sold and cash equivalents                   -                 29,481
Investment securities available for sale            122,328                 76,063           60.8%
Mortgages held for sale                                 561                      -
Loans                                               169,047                121,047           39.7%
Less: Allowance for loan losses                      (1,955)                (1,390)          40.6%
Other assets                                          3,762                  2,541           48.1%
                                                ------------------    ------------------
Total Assets                                    $   305,755           $    238,793           28.0%
                                                ==================    ==================

Liabilities and Stockholders' Equity
Non-interest bearing accounts                   $    65,598           $     66,729           -1.7%
Interest-bearing deposits                           189,518                147,141           28.8%
                                                ------------------    ------------------
          Total deposits                            255,116                213,870           19.3%
Federal funds purchased                               6,990                      -
Trust preferred capital notes                         9,000                  5,000           80.0%
Other liabilities                                       758                    728            4.1%
                                                ------------------    ------------------
          Total liabilities                         271,864                219,598           23.8%
Stockholders' equity                                 33,891                 19,195           76.6%
                                                ------------------    ------------------
Total Liabilities and Stockholders' Equity      $   305,755           $    238,793           28.0%
                                                ==================    ==================


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

                                              Financial Highlights
                                           James Monroe Bancorp, Inc.

                                                               For the Years Ended December 31,
                                                    --------------------------------------------------------
($ in thousands except share data)                          2003                     2002          % Change
                                                    ---------------------    --------------------- ---------
RESULTS OF OPERATIONS:
Total interest income                         $    13,026             $     10,091                    29.1%
Total interest expense                              3,618                    3,609                     0.2%
Net interest income                                 9,408                    6,482                    45.1%
Provision for loan losses                             662                      483                    37.1%
Noninterest income                                  1,147                      760                    50.9%
Noninterest expense                                 5,964                    4,394                    35.7%
Income before taxes                                 3,929                    2,365                    66.1%
Net income                                          2,601                    1,553                    67.5%

PER SHARE DATA:
Earnings per share, basic                     $     1.09              $       0.75                    45.7%
Earnings per share, diluted                   $     1.02              $       0.72                    41.7%
Weighted average shares
     outstanding -basic                        2,393,287                 2,054,844                    16.5%
                 -diluted                      2,553,267                 2,160,539                    18.2%
Book value (at period-end)                    $    11.51              $       8.34                    38.0%

Shares outstanding (at period-end)             2,943,802                 2,300,846                    27.9%

PERFORMANCE RATIOS:
Return on average assets                            0.97%                    0.88%
Return on average equity                           11.94%                   10.15%
Net interest margin                                 3.73%                    3.90%
Efficiency Ratio                                   56.50%                   60.67%

OTHER RATIOS:
Allowance for loan losses to total
     loans                                          1.16%                    1.15%
Equity to assets                                   11.08%                    8.04%
Nonperforming loans to total
     loans                                          0.30%                    0.24%
Net charge-offs to average loans                    0.07%                    0.12%

AVERAGE BALANCES:
Assets                                        $  267,826                   176,568                    51.7%
Earning assets                                   252,515                   166,101                    52.0%
Loans                                            145,118                   106,106                    36.8%
Deposits                                         238,342                   156,951                    51.9%
Stockholders' equity                              21,782                    15,294                    42.4%
